Contact:	Press	Investors
	Jim Sheehan	Monica Gould
	SeaChange	The Blueshirt Group
	1-978-897-0100 x3064	1-212-871-3927
	jim.sheehan@schange.com	monica@blueshirtgroup.com

SeaChange announces CFO transition

Anthony Dias, Chief Accounting Officer, Appointed Interim

Chief Financial Officer Following Departure of Michael Bornak

ACTON, Mass. (May 8, 2013) – SeaChange International (Nasdaq: SEAC), a leading global multi-screen video software innovator, announced today that Michael Bornak has resigned as Chief Financial Officer, effective May 31, 2013, to accept a position at another publicly traded company. Effective June 1, 2013, Anthony Dias, SeaChange’s Chief Accounting Officer, has been promoted to Senior Vice President and will serve as interim Chief Financial Officer while the company undertakes a search for a permanent CFO.

“I want to thank Mike for the many contributions he has made during his tenure with the company as we executed our transformation strategy,” said Raghu Rau, Chief Executive Officer, SeaChange. “Mike has tirelessly commuted to our Massachusetts headquarters from Pittsburgh for over a year and I am pleased that he will be able to spend more time with his family in the future. I am delighted to welcome the appointment of Tony, whose qualifications and extensive experience within SeaChange and in the software industry position him well to continue SeaChange’s forward momentum.”

Mr. Dias joined SeaChange in 2007 as Vice President of Finance and Corporate Controller. He became Chief Accounting Officer in 2012. Previously, he served as Corporate Controller at LeMaitre Vascular, Inc. and also held various senior finance positions with Candela Corporation, Globalware, Inc. and Aldiscon, Inc. Mr. Dias is a Certified Public Accountant.

About SeaChange International

Ranked among the top 250 software companies in the world, SeaChange International (NASDAQ: SEAC) enables transformative multi-screen video services through an open, cloud-based, intelligent software platform trusted by cable, IPTV and mobile operators globally. Personalized and fully monetized video experiences anytime on any device, in the home and everywhere, are the product of the Company’s superior video platform, advertising and in-home offerings.

SeaChange’s hundreds of customers are many of the world’s most powerful media brands including all major cable operators in the Americas and Europe, and the largest telecom companies in the world. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world.  Visit www.schange.com.

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www. schange.com          NASDAQ:SEAC